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Filed herewith are the following documents related to the previously reported acquisition of Progressive Finance Holdings, LLC by Aaron’s, Inc. (the “Company”):

1.	Transcript of Company Conference Call held on April 15, 2015 beginning at 8:30 AM Eastern Time

2.	Letter to Company Employees

3.	Frequently Asked Questions for Company Employees

4.	Talking Points for Company Managers

5.	Letter to Company Franchisees

6.	Frequently Asked Questions for Company Franchisees

7.	Script for Company Employee Video

[TRANSCRIPT OF APRIL 15, 2014 CONFERENCE]

CORPORATE PARTICIPANTS

Ron Allen Aaron’s, Inc. - CEO

Gil Danielson Aaron’s, Inc. - EVP & CFO

Steve Michaels Aaron’s, Inc. - President

John Robinson Progressive Finance - CEO & EVP, Aaron’s, Inc.

Ray Robinson Aaron’s, Inc. - Chairman of the Board

CONFERENCE CALL PARTICIPANTS

David Magee SunTrust Robinson Humphrey - Analyst

David Vargas Raymond James - Analyst

John Rowan Sidoti & Co. - Analyst

Laura Champine Canaccord Genuity - Analyst

Phil Buffa Barclays Capital - Analyst

PRESENTATION

Operator

Good morning and welcome to the Aaron’s, Inc. conference call. Participating this morning are Ron Allen, Chief Executive Officer of Aaron’s; Ray Robinson, Chairman of the Aaron’s Board of Directors; Gil Danielson, Executive Vice President and Chief Financial Officer; Steve Michaels, President; and John Robinson, Chief Executive Officer of Progressive Finance and Executive Vice President of Aaron’s. We will begin with remarks from Mr. Allen and members of the team, and we will then open the call for questions. (Operator Instructions).

At this time I would like to introduce Mr. Ron Allen, Chief Executive Officer of Aaron’s. Please go ahead, sir.

Ron Allen - Aaron’s, Inc. - CEO

Thank you and good morning, everyone, and welcome to our conference call to discuss Aaron’s acquisition of Progressive Finance, as well as our strategic vision for the combined Company. Throughout the call, we will be reviewing a slide presentation which is available on the Aaron’s website.

Before we begin to discuss the details of the transaction and why this combination is beneficial for our shareholders, I would like to remind everyone that during the call we will make certain forward-looking statements. So I’d ask you to please refer to the Safe Harbor statement that is included in our press releases issued this morning and on slide 2 in the accompanying investor presentation.

I would like to take a minute to explain to you how we arrived at this exciting moment for Aaron’s. As you know, Aaron’s has enjoyed a long and successful history in the rent-to-own industry. We firmly believe that notwithstanding some recent challenges, we are the market leader. However, we also recognize that the competitive dynamics of our industry are shifting, and that we at Aaron’s must adapt to these changes.

Today’s announcements mark the latest stage of a year-long review of both operations and governance by the Board and the management team, as we seek to address the challenges and opportunities of our evolving market. As you will recall, we have already taken a number of actions to refine the Aaron’s model as a result of this review process. Back in January, for example, we announced the successful sale of our RIMCO business.

We have also taken steps to enhance the management team and our Board of Directors. As Ray Robinson will cover later, we are executing a management succession plan and have substantially strengthened our management team. Today we are very pleased to outline the next steps for Aaron’s as we continue to reshape the business to deliver shareholder value.

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Turning to slide 3, let me walk through in more detail the challenges and opportunities that we face today, and that the Board and management have been addressing as part of their ongoing review. Our extensive work to date suggests that a few key external forces are reshaping the RTO industry. Namely, virtual RTO players have broadened the scope of the industry into traditional retail channels.

Credit-challenged customers are increasingly comfortable shopping online, and Aaron’s traditional customer base continues to face economic challenges. As you’ve probably seen over the last several quarters, these factors have had an increasing impact on our core business and that of our competitors.

Now we believe that we have determined the strategic path that will put Aaron’s on the right footing to meet these challenges head on. Aaron’s has developed a new three-pronged strategy that we believe represents the best route to value creation for Aaron’s shareholders.

In the following pages, our team will describe this strategy in great detail, but at a high level our new strategic direction involves acquiring Progressive Finance, the market leader in the high-growth virtual RTO space; refocusing the core business to drive cash flow generation and returns; and driving incremental revenue growth through online initiatives.

Moving on to slide 4, let me now take a moment to introduce the full team with me today on the call. Joining me are Ray Robinson, the Chairman of the Aaron’s Board of Directors; Gil Danielson, Aaron’s Chief Financial Officer; Steve Michaels, our Vice President of Strategic Planning and Business Development, who is today being named President of Aaron’s.

As a 19-year veteran of the Company, Steve is a proven leader and has led the development of our strategic plan and the Progressive acquisition. He has the trust and respect of all Aaron’s associates.

I am also pleased to introduce John Robinson. John has built Progressive into the great business it is today, and he will be continuing to lead Progressive as a separate unit of Aaron’s. As of today, his title is CEO of Progressive Finance and Executive Vice President of Aaron’s.

Today our presentation will be divided into six parts. First will be an overview of our plan for value creation. Second, a discussion of Progressive’s business and strategy and how we see the exciting combination of our companies driving the growth of both Aaron’s and Progressive into the future.

Third, how we are reshaping and sharpening the focus of our core Aaron’s business. Fourth, recent enhancements to our leadership team and corporate governance practices; and fifth will be a specific update on the transaction committee review that was undertaken in response to the unsolicited proposal from Vintage Capital. And finally, we will conclude with a summary and a brief question-and-answer period.

Now highlighted on slide 6 are the three primary components of our value creation plan for shareholders. First, of course, the acquisition of Progressive. After they contacted us, we had our first meeting with Progressive management almost a year ago in the spring of 2013. During discussions and the diligence process, it became clear that the opportunities to drive profitable growth through this combination are nothing short of remarkable.

Progressive is the leader in the large high-growth virtual RTO market. By combining our companies, we will create an omnichannel business that meaningfully enhances Aaron’s competitive position.

This transaction is highly complementary to our business, transforms Aaron’s strategic financial profile and creates significant opportunities for our customers, our franchisees, our employees and our shareholders.

Progressive’s virtual RTO offering to third-party merchants will bring a new growth driver to Aaron’s. Together, Aaron’s and Progressive will be able to leverage our respective strengths to create more value than either Company could have done on its own. John Robinson and his team will continue to lead Progressive, and we are delighted to welcome them to the Aaron’s family.

The second component of our plan is to focus on our core business. We are concentrating on 5 key areas which will drive revenue growth in our stores. It will grow our online presence; it will generate cost efficiencies. We will optimize our store portfolio and continue to strengthen the franchise network. We believe these initiatives will deliver strong cash flow generation and returns.

And third, we have announced a number of important changes to our leadership team and corporate governance practices, including making some changes to our Board and separating the role of Chairman and Chief Executive Officer.

And finally, our Board has determined to reject the Vintage proposal because it is inadequate and undervalues the Company. In addition, Vintage failed to provide us with the necessary information regarding the financing of its proposal.

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Now before I turn the call over to Gil Danielson to discuss the financial terms of the Progressive transaction, I want to reiterate how impressed we have been with the Progressive management team. They are highly qualified, growth oriented and dynamic. Progressive will continue to operate as a separate unit of Aaron’s, and we are thrilled that John Robinson and his team are joining our Company. They are committed to the success of the combined Company.

I will now turn the call over to Gil. Gilbert?

Gil Danielson - Aaron’s, Inc. - EVP & CFO

Thank you, Ron. As shown on slide 7, the acquisition of Progressive is structured as an all-cash transaction valued at $700 million, with a tax step-up that provides an estimated net present value of roughly $90 million. Adjusted for the tax step-up, this implies 2014 and 2015 multiples of estimated Progressive EBITDA of approximately 10.6 and 6.4 times, respectively.

One of the reasons we find this transaction so attractive is the immediate accretion to cash earnings per share. We expect double-digit accretion to 2014, and significantly more accretion in 2015 on a cash EPS basis; that is to say excluding transaction amortization. We will finance the transaction through a combination of cash on hand, private placement notes and our revolving credit facility, with a 4.1% weighted cost of the new financing.

Steve will now discuss the exciting and significant benefits and opportunities of the combined Aaron’s and Progressive.

Steve Michaels - Aaron’s, Inc. - President

Thank you, Gil. Good morning, everyone. As Ron said earlier, Progressive is not only fast-growing but the leader in the large and growing virtual RTO market, and it is a natural extension of our Aaron’s business. They have a proven track record of growth and a strong pipeline filled with new and existing merchant relationships.

Importantly, this growth is generating attractive returns on capital, given its highly scalable and asset light business model. They are able to achieve this scale through the use of technology for automation and a centralized call center.

I would point you to the charts on the right side of slide 8 that show the Progressive strong track record of revenue and EBITDA growth. Aaron’s will benefit from the use of Progressive’s decision engine, and Progressive will benefit from Aaron’s store footprint.

Now flipping to slide 9, you see a snapshot of the RTO competitive landscape. This slide really speaks for itself. You can clearly see that by acquiring the market leader in the large, high-growth virtual RTO market, Aaron’s is now firmly positioned as a leading RTO player, with more than 3.5 times the number of stores as its nearest competitor.

The combination of our two businesses provides us the scale to reach more customers in our target demographic. On to slide 10, this combination is powerful and there is no doubt in our minds that both Aaron’s and Progressive are better together than as separate companies. Some of the benefits to Aaron’s are access to an expanded customer base, improving our in-store customer experience by utilizing the decision engine. We will also leverage Progressive’s technology along with our own data to improve Aarons.com.

Some benefits to Progressive are their ability to utilize the Aaron’s store network to expand the market to the unbanked. Aaron’s store associates can also assist in customer service and collection calls, and Aaron’s size and scale give Progressive’s retail partners confidence. Combined, we are the leading omnichannel provider in the RTO market.

Now on slide 11, it is obvious the transaction provides extensive benefits to both parties, but the Aaron’s core business remains key to our overall success. We are focused on driving significant improvement in that business.

Slide 11 identifies several levers to restore top-line growth and also improve our overall profitability and cash generation from our core store operations. I will go into these initiatives in more detail later, but for now let me hand the call back over to Gil who will discuss what this transaction means for our financial outlook. Gil?

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Gil Danielson - Aaron’s, Inc. - EVP & CFO

Thanks, Steve. Before I talk about the acquisition, I’d like to briefly address our first-quarter earnings. We did announce today that we estimate the effect of the severe winter weather on our business will negatively impact diluted earnings per share for the first quarter in the range of $0.05 to $0.06 per share.

Based upon preliminary results, we are reducing revenue guidance for the first quarter to $587.5 million from the previously approximately $600 million of guidance and earnings-per-share guidance to a range for the quarter of $0.51 to $0.54 per share from the previous range of $0.57 to $0.62. We will discuss our earnings in more detail on our earnings call on April 25.

Shifting to the acquisitions, we are very excited about the pro forma growth profile for Aaron’s. The acquisition will be double-digit accretive in 2014 and significantly more accretive in 2015. On slide 12, we have laid out financial pro formas for Progressive. Note we have shown both our expected actual revenue and cash EPS results based on today’s closing date, as well as pro forma had we owned Progressive for the entire fiscal year of 2014.

For 2014, based on today’s closing date again, we estimate revenues of $2.65 billion to $2.75 billion and cash EPS in a range of $1.95 to $2.10. Pro forma for a full-year contribution from Progressive we estimate combined 2014 revenue would be in the range of $2.85 billion to $2.95 billion and cash EPS in the range of $2.05 to $2.20.

I would note that the 2014 estimates do not include transaction expenses and one-time charges. Our estimates also do not include any potential transaction synergies.

For 2015, we estimate revenues of $3.25 billion to $3.35 billion and cash EPS of $2.55 to $2.80. Just to note, cash EPS excludes the effects of transaction-related amortization.

As this slide shows, by revamping our core business and integrating the Progressive business with ours, Aaron’s growth profile will be (technical difficulty). With that, I will now turn the call over to John Robinson who will discuss Progressive’s business in more detail.

John Robinson - Progressive Finance - CEO & EVP, Aaron’s, Inc.

Thank you very much, Gil. First, on behalf of my colleagues at Progressive Finance, I’d like to say how excited all of us are to be part of the Aaron’s team.

Next, I’d like to discuss the opportunity and how Progressive is well-positioned to capitalize on it. The virtual rent-to-own market is a very large market across a number of verticals and it’s still mostly untapped. We believe Progressive is the largest virtual player in the US and we have the infrastructure to scale our business into a multi-billion-dollar enterprise.

The company has grown revenue aggressively since inception in 1999 and we have done it always profitably. We present a very compelling value proposition to our retailer. We enable the retailer to save the sale that they normally would have lost if a customer was turned down by traditional financing. That’s providing incremental revenue to retailers in the range of 5% to 10%. We also provide a compelling value proposition to customers who are able to shop at retailers where they normally might not have been able to shop because they are credit-challenged.

Our process is fast and easy for retailers to use at the point of sale. As a result, we have no manned kiosks. Our system is executed strictly through technology either through a Web portal or through the point of sale at the retailer. And we have a highly capable management team. Probably the best part of our company is the group of people that operate it every day.

If you flip to the next slide, you will see bios of our top executives and I want to emphasize how deep our team is. This is the top guys, but we have great depth below this. My background is that I’ve spent the last 10 years in the consumer finance industry. Eight of those years from 2004 to 2012 were at TMX Finance, which is operated under the name TitleMax and I had the good fortune to develop under a gentleman named Tracy Young who is a brilliant guy who taught me the consumer finance industry and really how to scale a business.

I was fortunate to partner up with Summit Partners in 2012 and invest in Progressive and joined the company as CEO and joined a great group that was built by Brent Wilson and Curt Doman, the Founders.

Soon after getting in, we recruited Ryan Woodley, who is our COO and CFO. Ryan has an MBA from Harvard Business School. He has a deep background in management consulting, operational and financially and served as the COO and CFO most recently of a technology company in Salt Lake City called DigiCert.

Curt Doman is our CTO. He co-founded the company, as I mentioned, with Brent Wilson and Curt is a brilliant software developer. He has built most of our proprietary systems that we run on today.

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Within the last year, we also brought on Blake Wakefield who is a sales expert in the retail space. We hired him from Seagate Technologies where he had a strong background in building a sales infrastructure that not only add new retailers, but service existing retailers, which is a big part of our business and a big part of our growth going forward.

Our CIO is the former CIO of Quicken Loans, Frank Laura. Frank spent six years at Quicken and has tremendous experience scaling the technology organization for the company.

Marvin Fentress is our General Counsel. Marvin and I have worked together for the last 10 years in the consumer finance space and prior to that, he worked for five or six more and has a great background in consumer finance, corporate finance and compliance.

Todd Jeffcoat, our VP of Finance, is a CPA with public company experience and he has spent his entire career in consumer finance.

And Ryan Ray, our VP of Operations, has a Kellogg MBA with 15 years experience running large call-center operations for Discover Financial Services in Salt Lake. In addition to this group, we have another layer of highly talented young guys that are the next generation of leaders at Progressive.

If you go to the next slide, I will talk a little bit about the market opportunity. The market opportunity in virtual RTO is a very large market that we believe is $20 billion to $25 billion and honestly the market wasn’t around really prior to the credit crunch of 2008 and 2009. It was a small market, but retailers really didn’t understand the need for it prior to that. During that time, they understood that they needed incremental revenue and they saw this as an opportunity and Progressive was there to capitalize on that and it’s growth really took off around that time.

If you look at the chart on the right, you can see the sizing of the verticals in the market. Our business to date is about 60% furniture and bedding, which is a very large market and still has tremendous upside for us. In addition to that, there are some very large verticals where we are just now getting started like prepaid wireless and consumer electronics. So you can see how excited we are about the opportunity in front of us and given our technology platform, we are positioned well to take advantage of this.

If you flip to the next slide, I will give a quick overview of Progressive. The business was founded in 1999. It is headquartered in Draper, Utah, which is a suburb of Salt Lake City. We have about 500 employees and our business is really simple. We have a value proposition to save the sale for the retailer. We want to make sure retailers can generate incremental revenue where they might have lost it if we weren’t there. And typically what happens is customers come in, apply for credit with a prime or secondary lender and are turned down because they have some issue with their FICO score and we are able to generally approve 60% to 70% of those customers rejected by a primary or secondary.

As a result, we are able to drive 6% to 10% incremental same-store revenue for our retail partners. It is very compelling and once our retail partners understand it, understand our philosophy on how we treat our customers, they get very comfortable with it and it has really helped grow their business and become integral in many of their growth strategies.

Our system is technology-driven, as I mentioned earlier. All of our — almost all of our — 96% of our decisions are made instantly at the point of sale and our process is simple and easy for retailers to use, which is the key and allows us not to have manned kiosks and allows us to operate in a variety of different retail formats., which has been very successful for us and as a result, we are up to 5500 different merchant retail partners who operate in about 15,000 locations.

If you look to the right, you can see our opportunity in 2014 from a revenue perspective is approximately $650 million. In addition to that, we have a substantial pipeline of new merchants who are currently testing this or are in the process of beginning a test that will be incremental to our 2014 revenue, but we’ll see mostly in 2015.

One of the exciting aspects of this transaction for Progressive and our retail partners is it’s going to allow us to get more aggressive in markets that we currently aren’t really that active. That would be the online market and unbanked. The Aaron’s infrastructure gives us the ability to aggressively go after unbanked and online customers, which will further expand our ability and our approval rate with retailers.

Flipping to the next slide, which is the competitive landscape. We laid out some of the key competitors who we see in the market most commonly. The largest competitor we have is RAC Acceptance’s business, what’s called Acceptance NOW. It is Rent-A-Center’s business, Acceptance NOW, and they do a good job. They are operating in large-format furniture stores primarily and they are not a virtual solution. They are a kiosk solution and their model fits best in a situation where they have large-format stores so they can have high volumes suggested by their overhead. We don’t have that issue so we can operate in large-format stores or small as I mentioned earlier.

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We have some virtual lease competitors, WhyNotLeaseIt, billfloat and some other smaller guys, who are also there and we think we are substantially larger from a store count perspective and we think we have the platform honestly to scale much larger going forward.

One of the exciting aspects of this page is some of the retailers who are using competitors’ products are big opportunities for us and we are, in fact, in conversations with a number of the guys who were listed under our competitors today. So we think there is good opportunity with our existing retail partners and some of the key relationships we have listed here. Mattress Firm, Art Van Furniture, Big Lots and Sleepy’s are outstanding organizations who are true partners to us and we expect to grow our business dramatically with them in the future, but also some new names that are on here as well. So we are very excited about the potential.

Flipping to the next slide, you can see some of our more recent performance. We look at invoice volume as kind of the leading indicator of what our revenue is going to look like going forward. Invoice volume is the retail value of newly leased products. So we effectively buy it from the retailer and lease it to customers. We don’t really have inventory. The only inventory we have we immediately put out on lease because we are purchasing it and immediately leasing it to the customer.

If you look at our invoice volume growth on the right, it has been very strong. We’ve been running in the 70% to 80% compound annual growth rate for a while and we expect our strong growth to continue. You can see what it has done when you have that strong of invoice growth what that translates into from a revenue perspective. We had very strong revenue growth from 2012 to 2013 and expect that to continue into 2014 and 2015.

From an EBITDA perspective, despite the fact that we’ve spent a good bit of money building our infrastructure to scale into a multi-billion-dollar company, we have still grown EBITDA strongly and it is exciting to think what we can do in 2015 and 2016 as the fixed cost that we have invested in are leveraged over a larger revenue base.

Flipping to the next slide, I’ll discuss a little bit about our products. Our products to customers are leases. They are nonrecourse leases for typically 12 months with payments of approximately 15% of invoice. Customers pay on their pay dates, so the payment amount changes depending on how often the customer pays. Customers can pay weekly, biweekly or monthly depending on their pay dates. And we have multiple discounted early buyout options for our customers. So we have a 90-day option, which allows our customers to buy for the invoice price, plus an initial payment and we have other early buyout options that occur after that.

So we give the customer lots of flexibility. As I mentioned earlier, we take a real long-term view on our customer. We believe that if we treat our customers with great respect that our retail partners will be happy and our customers will be happy and our customers will go back to our retail partners and we will do more business together. And that has been the case and that has really been one of the secrets of our success is the way we treat our customers and our retail partners. That will continue going forward.

Flipping to the next slide, the success of that philosophy and our execution has resulted in great retail relationships. As I mentioned earlier, we are up to about 5,500 retail partners with approximately 15,000 locations. In furniture and bedding where we have really focused in the past few years, we are currently in 40 of the top 100 furniture and bedding retailers and eight of the top 20. And selected merchants, as I talked about earlier, that we work with today we are really proud to be partners with are Mattress Firm, Big Lots, Art Van Furniture and Sleepy’s to name a few.

If you look at the bottom right pie chart, you will see that while we do have these great big name partners, which we are very proud to work with, we also have great diversity in our retailer base and in fact, 50% of our invoice volume in 2013 was generated by retailers with less than 20 doors.

Looking to the right pie chart, you can see our vertical mix and as I mentioned earlier, we are heavier in furniture and mattress, but we are growing in areas like consumer electronics and prepaid wireless and in jewelry. At this time, I’d like to turn it back to Steve Michaels.

Steve Michaels - Aaron’s, Inc. - President

Thank you, John. Before we discuss what is changing at Aaron’s, I should first provide some context about the powerful Aaron’s franchise. As you will note on slide 23, we have numerous competitive strengths that place us ahead of our competitors — solid cash flow and financial performance, a well-balanced store base between company-operated and franchise stores and attractive product mix consisting of leading brands that our customers want to name a few.

On the right side of the page, I want to remind you of the consistent track record of top-line and EBITDA growth that we have delivered here at Aaron’s, notwithstanding the more challenging environment and headwinds we experienced in 2013.

Onto slide 24, the RTO market is a large, growing market with significant room for further penetration. A significant greenfield opportunity continues to exist with 60 million households with less than $50,000 per year in income and fewer than 5 million current RTO customers. There is also a sizable share of market held by small operators, which will continue to cede share to larger scale competitors like Aaron’s. Through Aaron’s winning RTO business model, we will be able to serve consumers who would be turned down by traditional FICO-based lenders and further penetrate this large and growing market.

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Now let’s turn to the specific initiatives that we have identified for the core business. On slide 25, you can see five key initiatives — renewed focus on same-store revenue growth, refine and grow our online platform, drive cost efficiency to recapture margin, moderate new store growth and target only selected high-growth areas and strengthen and grow the franchisee network. These initiatives represent the clear strategic path to restore stability and enhance profitability in our core operations.

Turning to slide 26, our strategy to stabilize same-store revenue growth across the core business is founded on improved execution, merchandising and pricing initiatives and enhanced go-to-market strategy. We are working to improve execution and enhance the customer experience through additional learning and development employee training, customer services and a redesign of our store layout. In addition, we are reinforcing our leadership team to implement consistent best practices, which are bolstered by our new sophisticated point-of-sale system.

We have also begun executing a strategic pricing review. In short, Aaron’s will begin increasing prices in selected areas while remaining the low-cost leader.

Finally, we remain focused on our go-to-market strategy as we recently completed our rollout of Aaron’s new brand and marketing campaign. We will continue to develop and deploy the omnichannel business, engage the growing Hispanic demographic and leverage business intelligence and data analytics.

Slide 27 has some more information regarding our new branding and marketing campaign as we encourage our customers to Own the Life You Want through Aaron’s. We are very excited about this campaign, which launched last week and have already received positive media coverage about our commercials. Through this campaign, we continue to leverage Aaron’s proven track record of helping our customers attain ownership of their products and capture the spirit of the American dream for success. We have already seen substantial increase in online traffic at Aarons.com and online leads since the launch of this campaign just last week.

Speaking of Aarons.com, it is a big initiative for us as we concentrate on the core business. In early 2015, we expect to launch the new Aarons.com, which is a tremendous opportunity for the Company to have a one-of-a-kind online offering in the lease-to-own space. The new site will provide a venue where customers will be able to shop the entire Aaron’s product offering and will have access to instant price quotes, customer reviews, product ratings and richer content. Customers will receive real-time decisions using both Aaron’s and Progressive’s decision engine technology and delivery and pickup logistics will leverage our existing infrastructure and vast store footprint.

In addition, we are currently working on expanding our online product offering through new merchandising relationships utilizing a dropship model, direct to door. All in all, we believe the new Aarons.com will be a large growth engine for Aaron’s, better serving our existing customer base and driving new customer traffic at very attractive economics.

Turning to slide 29, as we have discussed previously, relative operating expense growth presented a challenge for Aaron’s in 2013. As I will discuss in more detail on the following page, Aaron’s is fundamentally changing its store growth expectations and will structure its operating expense levels accordingly. We have made reviewing operating expense a top priority.

A few of the cost management initiatives I would like to highlight include a rigorous evaluation of our Company-operated store portfolio resulting in the target closure of 50 plus underperforming stores over the next 18 months with continued store rationalization over the next few years. We believe the closure of underperforming stores will result in annual savings of in excess of $25 million per year by 2017.

Long term, SG&A cost savings initiatives will be focused on procurement, fleet rationalization, network study, to name a few. Improved inventory management and a reduction in write-offs will also be a focus and we feel there is opportunity to leverage Progressive’s technology to help us in that regard. Our team has a lot of work to do, but I can assure you that recapturing our best-in-class margin profile is something we take very seriously.

Turning to slide 30, the RTO industry and our target customer base have been evolving rapidly over the past few years. It has become clear to Aaron’s that our historical new store opening strategy will not be able to provide the same earnings growth as in the past. A new strategic direction is required.

Our response to the evolving industry will be a disciplined approach to new store growth, raising the economic threshold for capital deployment. We expect to strategically open new Company-operated stores in high potential areas at a rate of approximately 2% to 3% per year. However, these new stores will be offset by the targeted store closures I previously mentioned resulting in zero net Company-operated store growth.

We will continue to work with our franchisees to open locations at a rate of approximately 3% to 4% of their base per year as they continue to help grow and build the Aaron’s brand. And also at this time, we have decided to keep HomeSmart’s store expansion on pause while we refine the operating model and maintain our focus on other initiatives. We will revisit that opportunity once the model has been perfected.

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Onto slide 31, we are dedicated to continuing to strengthen and grow our franchisee network. Franchisees are an extremely important part of Aaron’s and I’d like to highlight the recent initiatives Aaron’s has taken to bolster that network. At our recent managers meeting in March in Orlando, we introduced several important initiatives to enhance the franchisees’ operations. We have new leadership within Aaron’s from an operations veteran, Michael Ryan. We established the Aaron’s franchisee advisory board and we announced enhancements to our field consulting efforts to deliver specific and tangible recommendations to our franchisees.

As I mentioned previously, we will be introducing select price increases while maintaining target price points and keeping our position as a low-cost leader. This will also benefit the franchisee base.

We expect the Progressive acquisition and the leveraging of Aarons.com to provide a boost to franchisees since the traffic to Aarons.com that comes from the franchisee territories are those franchisees’ customers. We also expect to increase store traffic driven by fulfillment of customer orders that were approved on Aarons.com, as well as leveraging the Progressive unbanked opportunity that we have talked about previously. There are also opportunities for franchisees to participate in customer relations of Progressive customers, as well as return merchandise can be picked up and redeployed through franchisee locations driving traffic and revenues.

Our enhanced online presence will create density in areas where we need it. Aaron’s and our franchisees will be reaching a different customer universe and we see exciting opportunities to provide the products and services offered at our locations to a larger marketplace. With that, I’d like to turn the presentation back over to Ron Allen. Ron?

Ron Allen - Aaron’s, Inc. - CEO

Thanks, Steve. And as you will see on slide 33, to implement our new strategic plan, we are building the next generation of Aaron’s leadership. Over the past 12 months, we have worked to strengthen our team with new executives in new roles. In addition to Steve and John’s appointments that we noted at the beginning of the call, let me also indicate other additions we’ve made. These team members have all had extremely relevant professional success, some internally at Aaron’s and some outside the Company. We believe Aaron’s is very well-served and will help lead our efforts into the future.

Robbie Kamerschen, our Executive Vice President, General Counsel and Corporate Secretary, came to us in 2013 from Equifax. He has already made terrific strides in reforming the legal department, including the successful resolution of legacy litigation and regulatory investigations. We are delighted to have put those episodes behind us with Robbie’s help.

In operations, we promoted Dave Buck, our Chief Operating Officer, in May 2013. Dave has a long and successful history with Aaron’s having been named Divisional Vice President of the Year in 2011 and 2012 and having enjoyed the highest profit and average income per customer for two years running.

We also added Tristan Montanaro to our senior operations team as he was named Senior Vice President of Operations in late 2012. In addition, as Steve mentioned, Michael Ryan was promoted to Vice President of Franchising in February. Like Tristan, Michael has been instrumental in growing our business and we know he will work seamlessly with our franchisees.

Marketing remains a very important focus for Aaron’s and our franchisees and leading our initiatives is Andrea Freeman. Andrea has been instrumental in developing our current brand and marketing campaign, which we mentioned earlier on the call. Kim Rivera, with 17 years corporate development and training experience, has been named our Vice President of learning and development.

And finally, we have announced today the formation of an executive committee charged with the oversight and execution of the Company’s strategic and financial objectives. The office will be comprised of Steve, John, Gil, Robbie, as well as Chad Strickland, our Senior Vice President of Associate Resources.

In all, we are very pleased with the deep bench of talent we have developed and now have in place. We firmly believe that this is the right team, the right leaders to guide Aaron’s forward.

I will now hand the call over to our Chairman, Mr. Ray Robinson, to take you through the remainder of this section of our presentation. Ray?

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Ray Robinson - Aaron’s, Inc. - Chairman of the Board

Thank you, Ron. And let me join in in welcoming the Progressive team to the Aaron’s family. We take corporate governance seriously and work hard to make sure we are putting our best foot forward for our shareholders. We have taken many initiatives to strengthen our Board and our governance policies. Of note, we are continuing to add new and fresh perspectives with three new independent directors having been appointed over the past three years. Further, we continue to remain focused on Board independence and now seven of our eight directors are independent.

To further strengthen the Board, we are also working with a national search for them to identify potential new directors as we look to the future. In addition, we separate the offices of Chairman and CEO and after listening to feedback from our shareholders, we adopted majority voting in non-contested elections. We have also had our compensation committee undertake a detailed review of arrangements for our senior management. To help with this, we hired an independent compensation consultant to make sure that compensation is aligned with Company performance and market practices.

One of the key outcomes of this review was that we have revised legacy long-term incentives for senior executives. Approximately 50% of long-term compensation and 100% of short-term compensation is at risk based on performance. Gil has stepped down from our Board as of today as part of our commitment to Board independence. I’d like to thank Gil for his outstanding work on the Aaron’s Board and we look forward to his continued leadership as our CFO.

On slide 35, you can see the men and women of our Board have outstanding experience and years of service at other leading companies. Together, the Aaron’s Board possesses significant management, retail, financial, operational experience that is highly relevant and critical to our business and oversight. As I’ve said, we are also dedicated to finding new directors who will join us as we continue refreshening and strengthening our Board.

If you will turn to slide 37, as we have already outlined, many of the actions being described today are the result of a comprehensive year-long strategic review. More recently, however, the Board also formed a transaction committee to consider the unsolicited proposal submitted by Vintage Capital. The Board’s consideration of that proposal also included a review of alternative strategic and financial options alongside the broader operational review that was already in progress.

The committee was assisted in this review by our independent financial and legal advisors. As part of this, we consulted extensively with our shareholders to hear their views along with our franchisees. We are confident as a result of this thorough review Aaron’s is on the right path forward.

If you will turn to slide 38, the transaction committee looked closely at the unsolicited proposal from Vintage Capital to acquire Aaron’s for $30.50 per share. Our financial advisors met or spoke with Vintage on two separate occasions. In those conversations, Vintage was unwilling to provide customary information in relation to its debt financing arrangements. Vintage was also unwilling to provide specific details regarding the source of its equity funding, which it would need to complete a transaction.

Further, Vintage acknowledged that the Board would deem its offer inadequate, but was not willing to be specific on a higher price or to increase its offer. Ultimately, after these conversations, our Board following the recommendation of the transaction committee determined to reject the proposal as inadequate and illusory. Now we are focusing on executing the Board’s transformation plan to deliver substantial long-term value to our shareholders.

Slide 39 summarizes the Board’s comprehensive decision-making process. I’d like to point out that while we still have work to do, we have made significant progress already, including by the Progressive acquisition, the corporate governance changes we made, as well as the divestiture of RIMCO. We are working hard to put Aaron’s in a position to succeed over the long term. Now with that, I’ll turn it back over to Ron Allen. Ron?

Ron Allen - Aaron’s, Inc. - CEO

Thanks very much, Ray. Needless to say, we are very excited about the opportunities ahead, our strong leadership team and our ability to deliver sustained value to Aaron’s shareholders. With our acquisition of Progressive Financial, we are better positioned as a leader in our industry, better positioned to serve our customers and better positioned to accelerate growth and ultimately better positioned to drive shareholder value. We believe that this is the right path forward for our Company and for all of our shareholders. Now with that, we’d like to open the call up for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). David Magee, SunTrust.

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David Magee - SunTrust Robinson Humphrey - Analyst

Hi, everybody. Good morning and congrats for all these initiatives. I just had a question on Progressive’s niche versus the other sort of virtual RTO guys. Given your kind of concentration, I guess furniture and mattresses, is that — does your competition specialize in other sectors? I’m just sort of curious what your competitive niche would be versus those players.

John Robinson - Progressive Finance - CEO & EVP, Aaron’s, Inc.

Yes, I think from a vertical perspective that furniture and mattress is probably the industry that adopted this product first and I think that is probably because that industry tends to be more finance-concentric in general. They usually do a significant portion of revenue through financing programs whereas other like consumer electronics that may not have been as prevalent. So I think that has been the initial market where most competitors have focused to be honest.

Having said that, there are a couple of guys out there — for example, billfloat on that list — who I know is primarily focused in the prepaid wireless space, which is an area where we believe we are the preferred provider, but that’s a newer space that’s developed in the last 18 months or so.

And in terms of our competitive advantage, it comes down to the retailers. There are a lot of things and the most important thing to the retailers, they have got to make sure that you are going to protect their brand. You are touching their customer and they want to make sure you take particular care of their customer. So we are highly referenceable. We have been around a long time and we have great retail partners that know us and can speak on our behalf from that perspective.

In addition to that, the process has to be easy for the retailer personnel to use at the point of sale. So a system that is paperless and efficient, which is what we have, is critical and our automated decisioning makes the process really quick. There is not a paper chase for the customer to go home and get documents; they stay in the store and get the transaction done.

So at the end of the day, it is a bunch of pieces. I mean from my perspective, we execute really well. We have good pricing, we have great processes, we take care of the merchants’ customers and we buy competitively from the retailers. So our approval rates are competitive with anyone else in the market.

David Magee - SunTrust Robinson Humphrey - Analyst

Are there any metrics that really stand out relative to maybe the kiosk approach, whether it’s the keep rate or how you go about collections and —?

John Robinson - Progressive Finance - CEO & EVP, Aaron’s, Inc.

The kiosk model is different obviously. I mean that model from our perspective is really just a store in a store and ours is just a technology solution, so it is executed completely differently. I think one of the big opportunities of this transaction, and it is something we are going to consult close with our retail partners on, because everything goes back to taking care of their customer, but there is opportunity for us obviously joining forces with Aaron’s to have some infrastructure now into markets where we haven’t in the past.

And so if there has been an aspect of our business that has been more difficult, it has obviously been on the back end from a collections perspective. And we have just obviously taken a real soft approach to that and we will continue to do that, but if there’s opportunities to improve our performance and thus improve approval rates for the retailer, we are going to explore that with our retailers and with Aaron’s.

David Magee - SunTrust Robinson Humphrey - Analyst

Okay, thank you and good luck.

John Robinson - Progressive Finance - CEO & EVP, Aaron’s, Inc.

Thank you.

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Operator

Budd Bugatch, Raymond James.

David Vargas - Raymond James - Analyst

Good morning. This is David Vargas on for Budd. A quick question on slide number 8 regarding the Progressive standalone EBITDA, the 2014 estimate. I was wondering if you could parse out for us how much of that $55 million to $60 million is EBIT, how much is D&A and of that D&A, how much is related to the transaction as opposed to merchandise?

John Robinson - Progressive Finance - CEO & EVP, Aaron’s, Inc.

Just a couple million — I don’t want to speak — this is John and Gil may know better than me. It is just a couple million bucks of depreciation and amortization that would be in that number, I believe. Is that correct?

Gil Danielson - Aaron’s, Inc. - EVP & CFO

I think so. That is all we are really providing at this time, David, is what we have shown on the presentation. We will refine that as we go through the process.

David Vargas - Raymond James - Analyst

Okay, thanks. And just one more follow-up if I could. Regarding your comps, you called out that a lot of it was affected by weather. Can you give us any idea of — of the stores that were not affected by the weather what the comps were there for the quarter and overall what were comps in March versus January just to kind of see what the progression was as weather improved?

Gil Danielson - Aaron’s, Inc. - EVP & CFO

Yes, again, we will talk a little bit more about — obviously the comps and the customer count were negative for the quarter and we will just defer until the earnings call when we have all our final numbers in to talk about that, David.

David Vargas - Raymond James - Analyst

Okay. And one more if you have time. The number of — the amount of hard assets that were acquired in the transaction. So just trying to get a feel for what the asset value was.

Gil Danielson - Aaron’s, Inc. - EVP & CFO

Yes, I think roughly the transaction cost about 75% of intangibles roughly, so you can get a feel for that.

David Vargas - Raymond James - Analyst

Okay, thank you very much.

Operator

John Rowan, Sidoti & Company.

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John Rowan - Sidoti & Co. - Analyst

Good morning, guys. Gil, you may have sort of answered it in the last question, but what is the portfolio of on-rent merchandise for Progressive?

Gil Danielson - Aaron’s, Inc. - EVP & CFO

Dollar amount? Yes, I don’t know.

John Robinson - Progressive Finance - CEO & EVP, Aaron’s, Inc.

It’s roughly — we look at outstanding lease balance, would be about $320 million to $330 million probably today, which is the remaining value of the lease payments left on leases that are outstanding.

Gil Danielson - Aaron’s, Inc. - EVP & CFO

Was that your question, John?

John Rowan - Sidoti & Co. - Analyst

Yes, that’s it. I was going to try to back into it from the prior comment about 75% intangibles, but that is a better answer. When someone rents something from a Progressive kiosk and they want to return it, what happens to the item?

John Robinson - Progressive Finance - CEO & EVP, Aaron’s, Inc.

When they want to return it?

Ron Allen - Aaron’s, Inc. - CEO

It’s not a Progressive kiosk.

John Robinson - Progressive Finance - CEO & EVP, Aaron’s, Inc.

First of all, yes, we don’t operate as a kiosk. So that is the least efficient part of our business that, in the past, we have just tried to work out a deal with the customer. In some cases, the customer will return it to us. It depends on the item. It depends on the retail relationship. We will work with retailers on that, but it has been an area that we wanted to improve and frankly that is why we reached out to Aaron’s a year ago. We actually reached out — I reached out to Gil to see if there was an opportunity for us to work together on that. And that is where this all started frankly was a year ago, that discussion, we just continued talking and figured that it was a pretty good opportunity for us to work together.

Ron Allen - Aaron’s, Inc. - CEO

It’s certainly one of the synergies we see going forward working together.

Ray Robinson - Aaron’s, Inc. - Chairman of the Board

Yes, I think certainly the potential synergies moving forward that, in the collection efforts and the picking up of merchandise and things, folding Progressive into Aaron’s, go through some tremendous synergies I think that we can realize going down the line.

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John Rowan - Sidoti & Co. - Analyst

Okay. What is the overall keep rate? I know Aaron’s, you guys have indicated it is up 50%. Some of the other kiosk models we have seen are upwards of 70% to 80%. How many people who start a rental transaction with Progressive actually finish it?

John Robinson - Progressive Finance - CEO & EVP, Aaron’s, Inc.

70% to 80% is about our number as well.

John Rowan - Sidoti & Co. - Analyst

70% to 80%. Okay. And one last question. Gil, cash earnings, you are saying 255 to 280. What is the GAAP transaction amortization within that?

Gil Danielson - Aaron’s, Inc. - EVP & CFO

Yes, we are going to have to finalize that and the transaction expenses and how it all folds in and how we book it, but we are not there yet. So just what we disclosed is the EPS before the amortization of the transaction expenses. So again, John, we’ll have to share more information on that as we in the next earnings call and beyond.

John Rowan - Sidoti & Co. - Analyst

Okay, thank you.

Operator

Laura Champine, Canaccord Genuity.

Laura Champine - Canaccord Genuity - Analyst

Good morning. I’m sorry if this has already been addressed on the call, but, in the press release, it mentions that customers of Progressive might make payments at an Aaron’s store, including an Aaron’s franchisee. Why would they do that rather than I suppose they are mailing in payments or making online payments now?

John Robinson - Progressive Finance - CEO & EVP, Aaron’s, Inc.

This is John. Today — it’s a good question. Today, our customer base is banked so they have bank accounts and so most of our collections today occur through ACH payments made on the customer’s paydate. Customers can also pay with their debit card, but most of our customers currently pay with ACH. So one of the big opportunities for us with our retailers is to expand into an unbanked market where customers who don’t have the ability to be ACH or pay with their debit or some other sort of card can make cash payments into our system.

And so that is an opportunity that we would obviously explore closely with our retailers before engaging in anything like that, but having this store base all of a sudden that effectively could be payment centers for us could be very attractive to target new markets and expand the market we are serving with our retailers.

Laura Champine - Canaccord Genuity - Analyst

And have you given out the product category split for Progressive because I can see how it would work bringing appliances into an Aaron Rents store, but some of your categories like jewelry I’m not sure how successful the re-rents would be on that.

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John Robinson - Progressive Finance - CEO & EVP, Aaron’s, Inc.

Yes, I mean we are 62% furniture and mattress and then I was trying to find the slide number to direct you to. We have it in here.

Gil Danielson - Aaron’s, Inc. - EVP & CFO

It’s one of the slides —.

Laura Champine - Canaccord Genuity - Analyst

I’ll just look at it then. (multiple speakers).

John Robinson - Progressive Finance - CEO & EVP, Aaron’s, Inc.

It’s on page 21. It shows our invoice volume by vertical and you can see kind of our split. Jewelry is really small for us. It is 2% today. Not to say that we wouldn’t like to expand it and are talking to some great partners there, but furniture and consumer electronics, even prepaid wireless, those are attractive items that potentially could be returned.

Laura Champine - Canaccord Genuity - Analyst

Got it. And then on the relations with the franchisee front, is there a risk that franchisees will view this as competition? I mean how do you pacify the franchisee base that may look at this as a competing offer?

Ron Allen - Aaron’s, Inc. - CEO

Well, this is already competition and the fact that we’ve acquired Progressive obviously gives us quite a headstart in getting into different markets, which will benefit our franchisees. One of the things they will benefit from is moving ahead with online opportunities to reach out to our customer base, as Steve indicated earlier. We think that will be a big boost to our franchisees.

And secondly, if we do develop and the market goes forward, as John said, with the unbanked customer, there will be an opportunity for those individuals to come in and pay with our franchisee stores as well. So we see a lot of synergies for our franchise stores, as well as corporate stores. We will be in close communication with them, so there is good understanding of the opportunities.

Laura Champine - Canaccord Genuity - Analyst

And then this is the last one from me. But you mentioned using Progressive’s systems to sort of vet customers before you put products in their hands, even perhaps at the Aaron’s core stores. Does that indicate that you are looking at changing the way you do approvals now, which is pretty hands-on and relationship-driven?

Ron Allen - Aaron’s, Inc.- CEO

We think it’s an opportunity for us to expedite that process. That is one of the great values that Progressive offers with the advanced technology they have developed. It is very unique and very impressive and we think there is an application to use that and keeping with our current process that is to better the experience for our customer and to get that customer approved in a much more rapid fashion.

Steve Michaels - Aaron’s, Inc. - President

Laura, this is Steve. I would add to that that we envision this being an additional tool in the tool belt of our store managers in dealing with their customers, but not necessarily taking the place of what they are used to doing and what is part of our culture.

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Laura Champine - Canaccord Genuity - Analyst

Got it. And I’m sure some of it is proprietary, but what does that system add to the process other than just checking a FICO?

John Robinson - Progressive Finance - CEO & EVP, Aaron’s, Inc.

We don’t — first of all, we don’t check FICO. So to be clear, we do not use FICO in our process at all, our approval process. So we look at other attributes other than FICO. We don’t think FICO is predictive with our customer base. And we are not going to share what attributes we look at, but our application is one page and fairly simple. It just requires the customer to identify themselves frankly and that is about it. We take it from there.

Laura Champine - Canaccord Genuity - Analyst

Got it. Thank you.

Operator

Phil Buffa, Barclays.

Phil Buffa - Barclays Capital - Analyst

Good morning and congratulations on the transaction. I was asking if you could provide us with an update on the status of the Vintage and the Starboard slates, specifically which seats would be contested and also if you could clarify the reference in your press release to Vintage not complying with securities law.

Ray Robinson - Aaron’s, Inc. - Chairman of the Board

Okay, this is Ray Robinson. We really don’t have any update at this point in time. We will be getting back later on that.

Phil Buffa - Barclays Capital - Analyst

And can you clarify which seats specifically are going to be contested at the election?

Ray Robinson - Aaron’s, Inc. - Chairman of the Board

The two seats contested would be the seat that I currently sit in and Ron Allen.

Phil Buffa - Barclays Capital - Analyst

Okay. And can you clarify the reference you made to Vintage having not complied with securities law?

Ray Robinson - Aaron’s, Inc. - Chairman of the Board

Sure. As part of the 13B filing, Vintage has a legal obligation to share with us where they are getting their financing, both equity and debt financing and we believe that they have not in fact complied with that. Our lawsuit speaks to that very directly and we believe that this has not been a — our reason for filing the lawsuit is that we believe that Vintage is essentially using this offer, which we do feel is inadequate, as simply a way of avoiding paying a premium price for us in order to essentially misrepresent information to shareholders. And so that is why we filed the lawsuit.

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Phil Buffa - Barclays Capital - Analyst

And have you received any feedback from your larger shareholders with respect to how they think about these contested seats and the Vintage nominees? It is a relatively strong slate with good experience in the industry.

Ray Robinson - Aaron’s, Inc. - Chairman of the Board

We have not, but we will be talking to them in the oncoming days.

Phil Buffa - Barclays Capital - Analyst

All right. Well, thank you, guys.

Ray Robinson - Aaron’s, Inc. - Chairman of the Board

Thank you.

Operator

There are no additional questions waiting on the phone lines. At this time, I would like to turn the conference back over to Ron Allen.

Ron Allen - Aaron’s, Inc. - CEO

Thank you very much for your interest this morning. As you could tell, we are very excited about the combination of Progressive Finance into Aaron’s and we look forward to delivering strong shareholder value in the coming months and years.

Operator

Ladies and gentlemen, thank you for attending the Aaron’s announcement conference call. This now concludes the conference. Enjoy the rest of your day.

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Additional Information and Where To Find It

This communication may be deemed to be solicitation material in connection with the Company’s 2014 Annual Meeting of Shareholders. The Company will be filing documents with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the 2014 Annual Meeting of Shareholders, including the filing by the Company of a proxy statement. SHAREHOLDERS ARE URGED TO READ THE COMPANY’S PROXY STATEMENT AND ACCOMPANYING PROXY CARD FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS WHEN IT BECOMES AVAILABLE, AS WELL AS OTHER DOCUMENTS FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain these documents (when they are available) free of charge at the SEC’s website, http://www.sec.gov, and at the Investor Relations section of the Company’s website, http://www.aarons.com. The final Proxy Statement for the 2014 Annual Meeting of Shareholders will be mailed to shareholders of the Company.

Participants in Solicitation

The Company and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2014 Annual Meeting of Shareholders. Information concerning such participants and their direct or indirect interests, including their beneficial ownership in the Company, is available in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders filed with the SEC on April 8, 2013, and will be set forth in the Proxy Statement

April 15, 2014

To All Aaron’s Associates:

Today we are celebrating an exciting moment for Aaron’s. As you know, Aaron’s has enjoyed a long and successful history in the rent-to-own industry. At the Manager’s Meeting three weeks ago, I talked about the changes we made to allow us to build our future on a much more solid foundation.

However, we also recognize that the competitive dynamics of our industry are shifting and that we at Aaron’s must adapt to these changes. Today’s announcements mark the latest stage of a year-long review of both operations and governance by the Board and management as we seek to build a sustainable long-term business and adapt to the changing marketplace for our customers.

In that regard, the competitive environment is rapidly changing and our customer has more options available to them to acquire merchandise with alternative payment options.

Today, we took an important step to strengthen Aaron’s competitive position in the lease-to-own marketplace with the acquisition of Progressive Finance. Approximately one year ago, we first began discussions with Progressive and have found that our companies are a natural fit and have much in common.

Progressive was founded in 1999 and has become the leading provider of virtual lease-to-own purchase programs in the U.S. Through an easy to use automated lease processing program, Progressive provides a unique “no credit needed” lease purchase option tailor-made for retailers and their customers. Progressive’s platform is already used by thousands of very well-known companies, including Mattress Firm, Sleepy’s, Big Lots and Art Van furniture.

This acquisition will provide Aaron’s with access to the fast-growing virtual RTO market, through Progressive’s strong relationships with 5,500 retail partners in around 15,000 locations. By combining Progressive’s virtual customer payment capabilities and our traditional lease-to-own model, we will create an omnichannel business, providing customers with better payment options, flexibility and a seamless transaction, as well as an improved online experience. In addition, we expect the acquisition will generate growth opportunities outside our traditional customer base and substantial benefits for our franchisees. Progressive will remain independent and will operate as a wholly-owned subsidiary of Aaron’s from their headquarters in Draper, Utah.

The exciting synergies of our two businesses provide us with the scale to reach more customers in our target demographics in order to grow our customer base.

As mentioned previously, during the past year, Aaron’s Board and management undertook a comprehensive and detailed review of opportunities to create shareholder value. During this year-long strategic review, all aspects of Aaron’s business, including both operations and governance were considered. The Board also formed a Transaction Committee to consider the unsolicited proposal put forward by Vintage. Our Board, in accordance with the Transaction Committee, unanimously determined to focus on executing our comprehensive transformation plan that we have described in detail today in our public announcements— a plan far superior to the Vintage proposal. As part of this process, we consulted with our shareholders to hear their views, along with our franchisees. We’re confident that as a result of this thorough review, Aaron’s is on the right path forward.

Today we also announced a number of additional initiatives to make our company stronger:

•	A renewed focus on same store revenue growth;

•	Refining and growing our online platform;

•	Driving cost efficiency to recapture margin;

•	Moderating new store growth;

•	and strengthening and growing the franchisee network

In addition, as we look to the future and continue to build the next generation of leadership at Aaron’s, we announced a few exciting leadership changes. A 19-year veteran, Steve Michaels, has been named President of Aaron’s. Steve is well-known among many of Aaron’s associates and has played a key role in planning and developing our long-term strategy. Also, I’m pleased that John Robinson will remain CEO of Progressive Finance as well as joining the Aaron’s leadership team as an Executive Vice President. I am very proud of the dedicated leadership team at Aaron’s and these two individuals will certainly add strength in their new roles.

I want to thank you for all of your hard work. We have a great team and we’ve built a much more solid foundation today that will allow us to create a successful and sustainable future. I hope you share in the excitement with the positive news announced today. Help us welcome the Progressive team to the Aaron’s family!

Thank you for your commitment each and every day! Together we are bringing value to our customers and to the communities in which we live and work.

Sincerely,

Ron Allen

CEO, Aaron’s

Additional Information and Where To Find It

This communication may be deemed to be solicitation material in connection with the Company’s 2014 Annual Meeting of Shareholders. The Company will be filing documents with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the 2014 Annual Meeting of Shareholders, including the filing by the Company of a proxy statement. SHAREHOLDERS ARE URGED TO READ THE COMPANY’S PROXY STATEMENT AND ACCOMPANYING PROXY CARD FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS WHEN IT BECOMES AVAILABLE, AS WELL AS OTHER DOCUMENTS FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain these documents (when they are available) free of charge at the SEC’s website, http://www.sec.gov, and at the Investor Relations section of the Company’s website, http://www.aarons.com. The final Proxy Statement for the 2014 Annual Meeting of Shareholders will be mailed to shareholders of the Company.

Participants in Solicitation

The Company and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2014 Annual Meeting of Shareholders. Information concerning such participants and their direct or indirect interests, including their beneficial ownership in the Company, is available in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders filed with the SEC on April 8, 2013, and will be set forth in the Proxy Statement and other materials to be filed with the SEC in connection with the 2014 Annual Meeting of Shareholders when it becomes available. Information regarding the direct and indirect beneficial ownership of the Company’s directors and executive officers in the Company’s securities is also included in their respective SEC filings on Forms 3, 4 and 5. Shareholders are advised to read the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders and other relevant documents when they become available, because they will contain important information. You can obtain free copies of these documents from the Company as described above.

FAQ for Aaron’s Associates

1.	What was announced today?

•	Today, we announced that Aaron’s has acquired Progressive Finance, a provider of unique “no credit needed” lease purchase options tailor-made for retailers and their customers.

•	We also announced the outcome of the Board of Directors’ review of opportunities to build sustainable growth for Aaron’s.

•	We are going to make sure we have the best possible network of Aaron’s stores and will be working hard to help our franchisees succeed.

2.	What was the Board’s decision regarding Vintage Capital Management’s proposal to acquire Aaron’s?

•	The Aaron’s Board rejected Vintage’s unsolicited proposal to acquire Aaron’s.

3.	Who is Progressive?

•	Since its founding in 1999, Progressive has grown to become the leading provider of virtual lease-to-own purchase programs in the U.S.

•	Progressive currently serves 5,500 retail partners with approximately 15,000 locations, including Mattress Firm, Big Lots, Sleepy’s and Art Van Furniture.

4.	Why is Aaron’s acquiring Progressive?

•	This exciting acquisition is part of our commitment to provide customers with opportunities to obtain affordable merchandise.

•	Through Progressive’s strong retail partnerships, we will now reach consumer segments in the virtual RTO market outside our traditional customer base.

•	Aaron’s associates will be able to use Progressive’s automated proprietary decision engine, allowing Aaron’s to compete aggressively with competitors’ staffed kiosk models.

•	Progressive will also allow us to expand our existing digital capabilities in the future.

5.	What are the benefits of this transaction for associates?

•	We will be a stronger company and we see great opportunities for our associates, franchisees, customers and shareholders.

•	We will be able to provide our customers with better purchase options, flexibility and a seamless transaction, as well as grow our online presence, helping Aaron’s to win.

6.	Where will the company be headquartered and who will lead it?

•	Aaron’s will continue to be headquartered in Atlanta, and Ron Allen will continue to lead Aaron’s.

•	Progressive will operate as a wholly-owned subsidiary of Aaron’s and will maintain its current headquarters in Draper, Utah.

•	John Robinson, Progressive’s Chief Executive Officer, will join the Aaron’s executive leadership team as EVP of Aaron’s and CEO of Progressive, reporting directly to Ron Allen.

7.	When will the Progressive software be installed?

•	We will be telling you more about that in the coming weeks.

8.	What should I say if I’m asked about today’s announcements?

•	This announcement may draw attention from the media and other outside parties, and it is important that Aaron’s speaks with one voice.

•	If you receive any inquiries, please forward them to Garet Hayes, Director of Public Relations, at (678) 402-3863 or Garet.Hayes@Aarons.com.

9.	Who can I contact if I have more questions?

•	As we move through this process, we will do our best to keep you up to date.

•	Ask the head of your department if you would like to know more.

Additional Information and Where To Find It

This communication may be deemed to be solicitation material in connection with the Company’s 2014 Annual Meeting of Shareholders. The Company will be filing documents with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the 2014 Annual Meeting of Shareholders, including the filing by the Company of a proxy statement. SHAREHOLDERS ARE URGED TO READ THE COMPANY’S PROXY STATEMENT AND ACCOMPANYING PROXY CARD FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS WHEN IT BECOMES AVAILABLE, AS WELL AS OTHER DOCUMENTS FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain these documents (when they are available) free of charge at the SEC’s website, http://www.sec.gov, and at the Investor Relations section of the Company’s website, http://www.aarons.com. The final Proxy Statement for the 2014 Annual Meeting of Shareholders will be mailed to shareholders of the Company.

Participants in Solicitation

The Company and its directors, executive officers and other members of management and associates may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2014 Annual Meeting of Shareholders. Information concerning such participants and their direct or indirect interests, including their beneficial ownership in the Company, is available in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders filed with the SEC on April 8, 2013, and will be set forth in the Proxy Statement and other materials to be filed with the SEC in connection with the 2014 Annual Meeting of Shareholders when it becomes available. Information regarding the direct and indirect beneficial ownership of the Company’s directors and executive officers in the Company’s securities is also included in their respective SEC filings on Forms 3, 4 and 5. Shareholders are advised to read the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders and other relevant documents when they become available, because they will contain important information. You can obtain free copies of these documents from the Company as described above.

Reshaping Aaron’s: The Path Forward April 15, 2014

What We Announced
Progressive: A Highly Complementary and Transformative Acquisition
• Today we made some important and positive announcements and I want to share what they mean for you.
• We have a solid foundation to manage our business for long-term growth and near-term success.
• Over the past several months our Board has reviewed a broad range of opportunities to build sustainable growth for Aaron’s.
• Today, Aaron’s took an important step with the acquisition of Progressive.
• We also announced a number of initiatives to improve our core business.

What We Announced (Continued)
Progressive: A Highly Complementary and Transformative Acquisition
•
o
Progressive is the leading provider of virtual lease-to-own purchase programs in the U.S.
o
Progressive helps customers who do not qualify for credit obtain a lease purchase option at the POS at retailers nationwide.
o
Progressive’s platform is used by thousands of very well-known companies, including Sleepy’s, Mattress Firm, Big Lots! and Art Van
Furniture.
Progressive is a provider of unique “no credit needed” lease purchase options, tailor-made for retailers and their customers.

What We Announced (Continued)
Progressive: A Highly Complementary and Transformative Acquisition
•
•
•
•
• We expect Progressive’s payment options will improve the overall Aaron’s experience for our customers.
This furthers our commitment to provide customers with opportunities to obtain affordable merchandise.
This is a significant milestone for us and we are very excited for the opportunities this will provide for our company, associates, customers and franchisees.
• We also believe that this will allow us to expand our existing digital presence in the future.

What We Announced
Review of Opportunities
o
Renew our focus on same store revenue for our core portfolio, through improved execution, optimization of merchandising and pricing and an enhanced go-to-market strategy;
o
Refine and grow our online platform;
o
Drive cost efficiency to recapture margin, including through SG&A cost savings and rationalizing underperforming stores;
o
Moderate new store growth to 2-3% per year; and
o
Strengthen and grow the franchise store base.
Key Initiatives to Improve Core Business and Deliver Strong Returns
• These initiatives represent a new chapter in our long history of adjusting and adapting to the ever-evolving needs of our customers, current economic trends and the competitive landscape in which we operate.
• We also announced today a number of key initiatives to make us stronger, including:

What This Means for Associates
• This is an exciting time at Aaron’s, and we ask that you continue to do what you do every day to support our customers
• It is business as usual for all of us and there will be no change in your day-to-
day-duties.

Next Steps
• Our commitment to customers and to deliver the highest levels of customer service continues to be our top priority.
• To help answer any immediate questions you may have, we have provided a set of FAQs and posted a video on Aaron’s Intranet.
• If you have any additional questions, please reach out to the head of your department.
• In the meantime, we’ll keep you updated of our progress.

Thank You
• Thank you for your commitment to Aaron’s each and every day.
• Together we are bringing value to our customers and to the communities in which we live and work.
• We hope you share in our excitement for the path ahead, and help us welcome the Progressive team to the Aaron’s family.

Additional Information
Additional Information and Where To Find It
This communication may be deemed to be solicitation material in connection with the Company’s 2014 Annual Meeting of
Shareholders.  The Company will be filing documents with the U.S. Securities and Exchange Commission (the “SEC”) in
connection with the 2014 Annual Meeting of Shareholders, including the filing by the Company of a proxy statement.
SHAREHOLDERS ARE URGED TO READ THE COMPANY’S PROXY STATEMENT AND ACCOMPANYING PROXY
CARD FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS WHEN IT BECOMES AVAILABLE, AS WELL AS
OTHER DOCUMENTS FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.
Shareholders may obtain these documents (when they are available) free of charge at the SEC’s website,
http://www.sec.gov,
and at the Investor Relations section of the Company’s website,
http://www.aarons.com.
The final
Proxy Statement for the 2014 Annual Meeting of Shareholders will be mailed to shareholders of the Company.
Participants in Solicitation
The Company and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2014 Annual Meeting of
Shareholders. Information concerning such participants and their direct or indirect interests, including their beneficial ownership in the Company,  is available in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders
filed with the SEC on April 8, 2013, and will be set forth in the Proxy Statement and other materials to be filed with the
SEC in connection with the 2014 Annual Meeting of Shareholders when it becomes available. Information regarding the direct and indirect beneficial ownership of the Company’s directors and executive officers in the Company’s securities is also included in their respective SEC filings on Forms 3, 4 and 5.  Shareholders are advised to read the Company’s Proxy
Statement for the 2014 Annual Meeting of Shareholders and other relevant documents when they become available, because they will contain important information. You can obtain free copies of these documents from the Company as described above.

April 15, 2014

Dear Aaron’s Franchisee:

Earlier this morning, we announced that Aaron’s has acquired Progressive, the leading virtual lease-to-own company in the U.S. Through this acquisition, Aaron’s gains an important entry point into this fast-growing segment of the market. Adding Progressive to the Aaron’s family should drive profitable growth for the entire Aaron’s system. With less than XX% customer overlap, Progressive helps us reach an entirely new customer base. Progressive customers will be able to visit Aaron’s stores to make cash payments, driving incremental foot traffic into Aaron’s franchise and company stores and creating new sales opportunities.

Franchisees will be able to participate as we leverage Aaron’s stores for pick-up, refurbishment and re-lease of returned Progressive merchandise. Franchisees opting to participate in this back-end process will be able to bring product into the system at a substantial discount to net book value, promoting quick, high-margin sale or lease of pre-leased merchandise.

Equally exciting are the opportunities created by acquiring Progressive’s e-commerce expertise and technology. Progressive’s existing online capabilities as well as its proprietary decision engine will help take Aarons.com to another level. Soon customers will be able to shop for merchandise, place an order, receive approval and schedule delivery in just seconds from their computer or mobile device. This will allow us to effectively compete with online merchants and capture new customers who prefer to transact business online. And just like today, any customers in your franchise territory visiting Aarons.com are your customers.

I hope you share my excitement about the Progressive transaction. When we were in Orlando a few weeks ago, we committed to better communication and more collaboration with the franchise community. In that spirit, we are meeting this afternoon with your AFA board members. We will discuss topics brought up at the recent AFA meeting, including support, training and services we offer franchisees in the field and the re-launching of the Franchisee Advisory Board. We will also begin sharing ideas about the best way to integrate Progressive into our system.

I understand you may have questions about Progressive and, to help answer those, we have attached some FAQs. We will also hold a conference call for franchisees today at 1:15 p.m. ET at [INSERT DETAILS OF CONFERENCE CALL/TOWN HALL, IF APPROPRIATE]. If you have any additional questions, please reach out to Michael P. Ryan at INSERT.

Today’s announcements may draw attention from the media and other outside parties, and it is important that Aaron’s speaks with one voice in matters related to the Company. If you receive any inquiries or requests for an interview, we ask that you please direct them to Garet Hayes, Aaron’s Director of Public Relations, at (678) 402-3863 or Garet.Hayes@Aarons.com.

We’re more committed than ever to strengthen our relationship with you and work together to create profitable, sustainable growth for all of us. Each of you is a valuable partner and integral to Aaron’s overall success. On behalf of our entire team, I would like to thank each of you for your continued hard work and dedication, and I hope you share our excitement about the opportunities ahead as we work to OWN IT!

Sincerely,

Ron Allen

Additional Information and Where To Find It

This communication may be deemed to be solicitation material in connection with the Company’s 2014 Annual Meeting of Shareholders. The Company will be filing documents with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the 2014 Annual Meeting of Shareholders, including the filing by the Company of a proxy statement. SHAREHOLDERS ARE URGED TO READ THE COMPANY’S PROXY STATEMENT AND ACCOMPANYING PROXY CARD FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS WHEN IT BECOMES AVAILABLE, AS WELL AS OTHER DOCUMENTS FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain these documents (when they are available) free of charge at the SEC’s website, http://www.sec.gov, and at the Investor Relations section of the Company’s website, http://www.aarons.com. The final Proxy Statement for the 2014 Annual Meeting of Shareholders will be mailed to shareholders of the Company.

Participants in Solicitation

The Company and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2014 Annual Meeting of Shareholders. Information concerning such participants and their direct or indirect interests, including their beneficial ownership in the Company, is available in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders filed with the SEC on April 8, 2013, and will be set forth in the Proxy Statement and other materials to be filed with the SEC in connection with the 2014 Annual Meeting of Shareholders when it becomes available. Information regarding the direct and indirect beneficial ownership of the Company’s directors and executive officers in the Company’s securities is also included in their respective SEC filings on Forms 3, 4 and 5. Shareholders are advised to read the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders and other relevant documents when they become available, because they will contain important information. You can obtain free copies of these documents from the Company as described above.

Franchisee FAQ

1.	What was announced today?

•	Today, we announced that Aaron’s has acquired Progressive Finance, a provider of unique “no credit needed” lease purchase options tailor-made for retailers and their customers.

•	We also announced the outcome of the Board of Directors’ review of opportunities for Aaron’s.

2.	What was the Board’s decision regarding Vintage Capital Management’s proposal to acquire Aarons?

•	The Aaron’s Board rejected the Vintage proposal to acquire Aaron’s.

3.	Who is Progressive Finance?

•	Since its founding in 1999, Progressive has grown to become the leading provider of virtual lease-to-own purchase programs in the U.S.

•	Progressive currently serves 5,500 retail partners with approximately 15,000 locations, including Mattress Firm, Sleepy’s, Big Lots and Art Van Furniture.

4.	Why is Aaron’s acquiring Progressive?

•	This exciting acquisition is part of our commitment to provide customers with opportunities to obtain affordable merchandise.

•	Adding Progressive to the Aaron’s family should drive profitable growth for the entire Aaron’s system.

•	With less than XX% customer overlap, Progressive helps us reach a new customer base.

5.	What are the benefits of this transaction for franchisees?

•	Franchisees will be able to participate as we leverage Aaron’s stores for pick-up, refurbishment and re-lease of returned Progressive merchandise.

•	Franchisees opting to participate in this back-end process will be able to bring product into the system at a substantial discount to net book value, promoting quick, high-margin sale or lease of pre-leased merchandise.

•	Progressive’s existing online capabilities as well as its proprietary decision engine will help take Aarons.com to another level, allowing us to effectively compete with online merchants and capture new customers who prefer to transact business online. Any customers in your franchise territory visiting Aarons.com are your customers.

6.	When will the Progressive software be installed and are there associated costs?

•	Progressive software is designed to be easy to use and no specialist staff is required.

•	We intend to rollout the Progressive platform as seamlessly as possible and anticipate that costs associated with the install will be minimal.

7.	Won’t this acquisition put us in direct competition with Progressive’s existing retail partners for our shared customer base?

•	We believe that that there is enormous upside potential in this acquisition. Progressive helps us reach a new customer base.

•	With less than XX% customer overlap, Progressive helps us reach a new customer base.

8.	Will there be any changes to my franchisee agreement?

•	No. Your franchisee agreements will not be impacted by this announcement.

9.	Will there be any changes to Aaron’s franchise repurchase practices?

•	No, we do not expect any changes to Aaron’s current franchise repurchase practices.

10.	Will this affect the availability of Aaron’s franchisee loan program?

•	No, we do not expect any changes to the availability of the franchise loan program through SunTrust.

11.	What should I say if I’m asked about today’s announcements?

•	This announcement may draw attention from the media and other outside parties, and it is important that Aaron’s speaks with one voice.

•	If you receive any inquiries or requests for an interview, we ask that you please direct them to Garet Hayes, Aaron’s Director of Public Relations, at (678) 402-3863 or Garet.Hayes@Aarons.com.

12.	Who can I contact if I have more questions?

•	As we move through this process, we are committed to keeping you informed.

•	We will be holding a conference call on April 15, 2014 at 1:15 p.m. ET [INSERT DIAL-IN FOR CONF CALL/TOWN HALL].

•	If you have any additional questions, please reach out to Michael P. Ryan, Aaron’s Vice President of Franchising at INSERT.

Additional Information and Where To Find It

This communication may be deemed to be solicitation material in connection with the Company’s 2014 Annual Meeting of Shareholders. The Company will be filing documents with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the 2014 Annual Meeting of Shareholders, including the filing by the Company of a proxy statement. SHAREHOLDERS ARE URGED TO READ THE COMPANY’S PROXY STATEMENT AND ACCOMPANYING PROXY CARD FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS WHEN IT BECOMES AVAILABLE, AS WELL AS OTHER DOCUMENTS FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain these documents (when they are available) free of charge at the SEC’s website, http://www.sec.gov, and at the Investor Relations section of the Company’s website, http://www.aarons.com. The final Proxy Statement for the 2014 Annual Meeting of Shareholders will be mailed to shareholders of the Company.

Participants in Solicitation

The Company and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2014 Annual Meeting of Shareholders. Information concerning such participants and their direct or indirect interests, including their beneficial ownership in the Company, is available in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders filed with the SEC on April 8, 2013, and will be set forth in the Proxy Statement and other materials to be filed with the SEC in connection with the 2014 Annual Meeting of Shareholders when it becomes available. Information regarding the direct and indirect beneficial ownership of the Company’s directors and executive officers in the Company’s securities is also included in their respective SEC filings on Forms 3, 4 and 5. Shareholders are advised to read the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders and other relevant documents when they become available, because they will contain important information. You can obtain free copies of these documents from the Company as described above.

Aaron’s Associates: Video Script

HI. THIS IS RON ALLEN AND I WANT TO SHARE WITH YOU A VERY IMPORTANT ANNOUNCEMENT AND WHAT THIS MEANS FOR ALL OF US AND OUR CUSTOMERS.

AS I MENTIONED AT THE MANAGERS MEETING THREE WEEKS AGO, WE NOW HAVE A MORE SOLID BUSINESS FOUNDATION AS WE LOOK FOR FUTURE OPPORTUNITIES TO BUILD AND ENHANCE OUR BUSINESS FOR LONG-TERM SUSTAINABLE GROWTH.

IN THAT REGARD, THE COMPETITIVE ENVIRONMENT IS RAPIDLY CHANGING AND OUR CUSTOMER BASE HAS MORE OPTIONS AVAILABLE TO THEM IN THE MARKETPLACE TO ACQUIRE MERCHANDISE WITH ALTERNATIVE PAYMENT OPTIONS. AS THE COMPETITIVE DYNAMICS OF OUR INDUSTRY ARE SHIFTING, WE ACKNOWLEDGE THAT WE AT AARON’S MUST ALSO ADAPT TO THESE CHANGES.

TODAY, WE TOOK AN IMPORTANT STEP TO STRENGTHEN AARON’S COMPETITIVE POSITION IN THE RENT-TO-OWN MARKETPLACE WITH THE ACQUISITION OF PROGRESSIVE FINANCE. THIS IS THE CONCLUSION OF DISCUSSIONS WE BEGAN WITH THE PROGRESSIVE TEAM ALMOST A YEAR AGO. LET ME TELL YOU A LITTLE BIT ABOUT THIS COMPANY:

•	PROGRESSIVE WAS FOUNDED IN 1999 AND HAS GONE ON TO BECOME THE LEADING PROVIDER OF VIRTUAL LEASE-TO-OWN PURCHASE PROGRAMS IN THE U.S.

•	THROUGH AN EASY TO USE AUTOMATED LEASE PROCESSING PROGRAM, PROGRESSIVE PROVIDES A UNIQUE “NO CREDIT NEEDED” LEASE PURCHASE OPTION TAILOR-MADE FOR RETAILERS AND THEIR CUSTOMERS.

•	PROGRESSIVE’S PLATFORM IS ALREADY USED BY THOUSANDS OF VERY WELL-KNOWN COMPANIES, INCLUDING MATTRESS FIRM, SLEEPY’S, BIG LOTS AND ART VAN FURNITURE.

•	THE ACQUISITION WILL PROVIDE AARON’S WITH ACCESS TO THE FAST-GROWING VIRTUAL RTO MARKET, THROUGH PROGRESSIVE’S STRONG RELATIONSHIPS WITH 5,500 RETAIL PARTNERS IN AROUND 15,000 DOORS.

•	BY COMBINING PROGRESSIVE’S VIRTUAL CUSTOMER PAYMENT CAPABILITIES AND OUR TRADITIONAL LEASE-TO-OWN MODEL, WE WILL CREATE AN OMNI-CHANNEL BUSINESS, PROVIDING CUSTOMERS WITH BETTER PAYMENT OPTIONS, FLEXIBILITY AND A SEAMLESS TRANSACTION, AS WELL AS AN IMPROVED ONLINE EXPERIENCE.

•	IN ADDITION, WE EXPECT THE ACQUISITION WILL GENERATE GROWTH OPPORTUNITIES OUTSIDE OUR TRADITIONAL CUSTOMER BASE AND SUBSTANTIAL BENEFITS FOR OUR FRANCHISEES.

•	PROGRESSIVE WILL REMAIN INDEPENDENT AND WILL OPERATE AS A WHOLLY-OWNED SUBSIDIARY OF AARON’S.

THE EXCITING COMBINATION OF OUR TWO BUSINESSES PROVIDES US, ALONG WITH PROGRESSIVE’S ADVANCED TECHNOLOGY, THE SCALE TO REACH MORE CUSTOMERS IN OUR TARGET DEMOGRAPHIC IN ORDER TO GROW OUR CUSTOMER BASE.

SO, WHAT HAPPENS NEXT?

THERE WILL BE MANY OTHER SYNERGIES WHICH WILL BENEFIT PROGRESSIVE FINANCE AND AARON’S AS WE MOVE FORWARD TOGETHER. WE WILL BE DEVELOPING CROSS-FUNCTIONAL TEAMS TO BUILD OUT THESE NEW CAPABILITIES IN THE DAYS AHEAD.

PAUSE

OUR BOARD AND ITS TRANSACTION COMMITTEE, CONSISTING OF INDEPENDENT AND OUTSIDE DIRECTORS, WITH THE HELP OF ITS LEGAL AND FINANCIAL ADVISORS, RECENTLY COMPLETED A THOROUGH PROCESS DURING WHICH IT REVIEWED OPPORTUNITIES TO ENHANCE LONG TERM SHAREHOLDER VALUE.

AS PART OF OUR PROCESS, THE TRANSACTION COMMITTEE AND THE BOARD CAREFULLY EVALUATED THE VINTAGE PROPOSAL AND HAD OUR FINANCIAL ADVISORS SPEAK WITH VINTAGE ON TWO SEPARATE OCCASIONS. IN ACCORDANCE WITH THE RECOMMENDATION OF THE TRANSACTION COMMITTEE, OUR BOARD UNANIMOUSLY DETERMINED TO FOCUS ON EXECUTING OUR COMPREHENSIVE TRANSFORMATION PLAN THAT WE HAVE DESCRIBED IN DETAIL TODAY IN OUR PUBLIC ANNOUNCEMENTS, WHICH WE BELIEVE IS A PLAN FAR SUPERIOR TO THE VINTAGE PROPOSAL.

PAUSE

LET ME PAUSE FOR JUST A MINUTE TO SAY THANK YOU TO ALL OF YOU FOR YOUR HARD WORK. WE HAVE A GREAT TEAM. AS I TOLD YOU AT OUR MANAGERS MEETING, WE’VE BUILT A MUCH MORE SOLID PLATFORM TODAY AND WE’RE EXCITED ABOUT THE FUTURE.

TODAY WE ANNOUNCED A NUMBER OF ADDITIONAL INITIATIVES TO MAKE OUR COMPANY STRONGER INCLUDING:

•	A RENEWED FOCUS ON SAME STORE REVENUE GROWTH;

•	REFINING AND GROWING OUR ONLINE PLATFORM;

•	DRIVING COST EFFICIENCY TO RECAPTURE MARGIN;

•	MODERATING NEW STORE GROWTH;

•	AND STRENGTHENING AND GROWING THE FRANCHISEE NETWORK

THESE INITIATIVES REPRESENT A NEW CHAPTER IN OUR LONG HISTORY OF ADJUSTING AND ADAPTING TO THE EVER-EVOLVING NEEDS OF OUR CUSTOMERS, CURRENT ECONOMIC TRENDS AND THE COMPETITIVE LANDSCAPE IN WHICH WE OPERATE. OVER THE COMING DAYS AND WEEKS YOU’LL BE HEARING MORE ABOUT THE SPECIFICS OF THIS PLAN.

I HOPE YOU SHARE IN THE EXCITEMENT ABOUT ALL OF THIS NEWS AND HELP US WELCOME THE PROGRESSIVE TEAM TO THE AARON’S FAMILY.

THANK YOU FOR YOUR COMMITMENT TO AARON’S EACH AND EVERY DAY – TOGETHER WE ARE BRINGING VALUE TO OUR CUSTOMERS AND TO THE COMMUNITIES IN WHICH WE LIVE AND WORK.

Additional Information and Where To Find It

This communication may be deemed to be solicitation material in connection with the Company’s 2014 Annual Meeting of Shareholders. The Company will be filing documents with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the 2014 Annual Meeting of Shareholders, including the filing by the Company of a proxy statement. SHAREHOLDERS ARE URGED TO READ THE COMPANY’S PROXY STATEMENT AND ACCOMPANYING PROXY CARD FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS WHEN IT BECOMES AVAILABLE, AS WELL AS OTHER DOCUMENTS FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain these documents (when they are available) free of charge at the SEC’s website, http://www.sec.gov, and at the Investor Relations section of the Company’s website, http://www.aarons.com. The final Proxy Statement for the 2014 Annual Meeting of Shareholders will be mailed to shareholders of the Company.

Participants in Solicitation

The Company and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2014 Annual Meeting of Shareholders. Information concerning such participants and their direct or indirect interests, including their beneficial ownership in the Company, is available in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders filed with the SEC on April 8, 2013, and will be set forth in the Proxy Statement